SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-12

ABERDEEN AUSTRALIA EQUITY FUND, INC.
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(Name of Registrant as Specified In Its Charter)
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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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[ ] Fee paid previously with preliminary materials.

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[IAF LOGO]

Gateway Center 3
100 Mulberry Street
Newark, New Jersey 07102
(800) 451-6788

January __, 2003

Dear Stockholder:

The Annual Meeting of Stockholders is to be held at 9:30 a.m. (Eastern time), on Thursday, March 20, 2003 at Dryden Hall, 7th Floor, Plaza Building, 751 Broad Street, Newark, New Jersey. A Proxy Statement regarding the meeting, a WHITE proxy card for your vote at the meeting, and an envelope, postage pre-paid, in which to return your WHITE proxy card are enclosed.

At the Annual Meeting, the Fund's stockholders will vote for the election of the Fund's Class III Directors for three-year terms and until their successors are duly elected and qualify, and will be asked to vote on proposals: (a) to amend the Fund's charter to increase the number of authorized shares, to authorize an undesignated class of preferred stock, and to authorize the Board of Directors to classify and reclassify the preferred stock into one or more classes or series of preferred stock or common stock, (b) to give the Fund broader borrowing authority, and (c) to amend the Fund's Management Agreement and Investment Advisory Agreement to provide that fees paid under those agreements will be based on managed assets attributable to both its common stock and any senior securities. Stockholders will also vote upon a stockholder proposal set forth in the Proxy Statement, if properly presented. Stockholders who are present at the meeting will hear a report on the Fund and will be given the opportunity to discuss matters of interest to you as a stockholder.

Your Directors recommend that you vote FOR each of the proposed Class III Director nominees; the charter amendment to authorize a preferred class of stock; the expansion of the Fund's borrowing authority; and the proposed changes to the Management Agreement and Investment Advisory Agreement. Your Directors recommend that you vote AGAINST the stockholder proposal set forth in the Proxy Statement.

As more fully discussed in the Proxy Statement, the Fund has received notice from Bankgesellschaft Berlin AG, a holder of the Fund's common stock (the "Dissident Stockholder"), that the Dissident Stockholder intends to submit several proposals at the meeting. The Fund believes that the Dissident Stockholder will distribute its own proxy solicitation materials to stockholders. The Fund's Board of Directors has considered each of the Dissident Stockholder's proposals, and believes that these proposals are not in the best interests of the Fund and all stockholders. The Fund's Board of Directors unanimously recommends that stockholders vote AGAINST all proposals submitted by the Dissident Stockholder at the Meeting. The Fund's Board of Directors urges stockholders to reject any solicitation by the Dissident Stockholder. DO NOT SIGN ANY PROXY CARD BANKGESELLSCHAFT BERLIN AG MAY SEND YOU.

[Signature]

Hugh Young
Chairman

YOU ARE URGED TO COMPLETE, SIGN AND MAIL THE ENCLOSED WHITE PROXY CARD IN THE ENCLOSED ENVELOPE TO ASSURE A QUORUM AT THE MEETING. THIS IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES THAT YOU OWN.

ABERDEEN AUSTRALIA EQUITY FUND, INC.

Gateway Center 3
100 Mulberry Street
Newark, New Jersey 07102

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
March 20, 2003
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NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Aberdeen Australia Equity Fund, Inc., a Maryland corporation (the "Fund"), will be held at Dryden Hall, 7th Floor, Plaza Building, 751 Broad Street, Newark, New Jersey, on Thursday, March 20, 2003, at 9:30 a.m. (Eastern time), for the following purposes, each more fully described in the Proxy Statement:

(1) To elect four Directors to serve as Class III Directors for three-year terms and until their successors are duly elected and qualify;

(2) To approve an amendment to the Fund's charter to increase the number of authorized shares, authorize an undesignated class of preferred stock and authorize the Board of Directors to classify and reclassify preferred stock into one or more classes or series of stock;

(3) To approve an amendment to the Fund's fundamental borrowing policy;

(4) To approve an amendment to the Fund's:

(A) Management Agreement, and

(B) Investment Advisory Agreement

to provide that fees paid under those agreements to the Investment Manager and Investment Adviser will be based on all managed assets;

(5) To consider a stockholder proposal, if properly presented at the meeting ; and

(6) To transact any other business that may properly come before the meeting or any adjournments or postponements thereof.

The Board of Directors has fixed the close of business on January 2, 2003 as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting or any adjournment or postponement thereof.

By Order of the Board of Directors,

Roy M. Randall, Secretary

Newark, New Jersey
[Date], 2003

IMPORTANT: Stockholders are cordially invited to attend the meeting. Stockholders who do not expect to attend the meeting in person are requested to complete, date and sign the enclosed WHITE proxy card and return it promptly in the addressed envelope which requires no postage and is intended for your convenience. Your prompt return of the enclosed WHITE proxy card may save the Fund the necessity and expense of further solicitations to assure a quorum at the meeting. The enclosed proxy is being solicited on behalf of the Board of Directors of the Fund.

PROXY STATEMENT

ABERDEEN AUSTRALIA EQUITY FUND, INC.

Gateway Center 3
100 Mulberry Street
Newark, New Jersey 07102

_______________________________________________________

Annual Meeting of Stockholders
March 20, 2003
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INTRODUCTION

This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Aberdeen Australia Equity Fund, Inc., a Maryland corporation (the "Fund"), to be voted at the Annual Meeting of Stockholders of the Fund (the "Meeting") to be held at Dryden Hall, 7th Floor, Plaza Building, 751 Broad Street, Newark, New Jersey, on Thursday, March 20, 2003, at 9:30 a.m. (Eastern time). The approximate mailing date for this Proxy Statement is [insert date], 2003 or as soon as practicable thereafter.

All properly executed proxies received prior to the Meeting will be voted at the Meeting in accordance with the instructions marked on the proxy card. Unless instructions to the contrary are marked on the WHITE proxy card with respect to each proposal, proxies received will be voted FOR Proposals 1, 2, 3, 4(A) and 4(B), and AGAINST the stockholder proposal set forth as Proposal 5. The persons named as proxy holders on the WHITE proxy card will vote in their discretion on any other business that may properly come before the Meeting or any adjournments or postponements thereof. Any proxy may be revoked at any time prior to its exercise by submitting a properly executed, subsequently dated proxy, giving written notice to the Secretary of the Fund (addressed to the Secretary at the principal executive office of the Fund, Gateway Center 3, 100 Mulberry Street, Newark, New Jersey 07102), or by attending the meeting and voting in person. Stockholders may proxy vote using the enclosed WHITE proxy card along with the enclosed envelope with pre-paid postage. Stockholders may also proxy vote by telephone, fax or internet. To proxy vote by telephone, fax or internet, stockholders should follow the instructions contained on their WHITE proxy card.

The presence at the Meeting, in person or by proxy, of the stockholders entitled to cast a majority of all the votes entitled to be cast at the Meeting shall be necessary and sufficient to constitute a quorum for the transaction of business. For purposes of determining the presence of a quorum at the Meeting, abstentions and broker non-votes (that is, proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owner or other persons entitled to vote shares on a particular proposal with respect to which the brokers or nominees do not have discretionary power) will be treated as shares that are present.

Approval of each of Proposal 1 (Election of Directors) and Proposal 2 (Charter Amendment) requires the affirmative vote of the holders of a majority of the Fund's shares of common stock that are outstanding and entitled to vote on the matter. Approval of each of Proposals 3, 4(A) and 4(B) requires the affirmative vote of "a majority of the outstanding voting securities" of the Fund , as defined by the Investment Company Act of 1940, as amended (the "1940 Act"). The term "majority of the outstanding voting securities," as defined by the 1940 Act, and as used in this Proxy Statement, means: the affirmative vote of the lesser of (a) 67 percent or more of the voting securities present at the Meeting, if the holders of more than 50 percent of the Fund's outstanding voting securities are present or represented by proxy, or (b) more than 50 percent of the Fund's outstanding voting securities ("1940 Act Majority Vote"). An abstention as to Proposals 1, 2, 3, 4(A) or 4(B) will be treated as present and will have the effect of a vote "against" that proposal. Proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owner or other persons entitled to vote shares on the proposal will not be voted with respect to each of Proposals 1, 2, 3, 4(A) and 4(B), and will have the effect of a vote against each of Proposals 1; 2, 3, 4(A) and 4(B).

Approval of the stockholder proposal set forth as Proposal 5 will require the affirmative vote of a majority of the votes validly cast at the Meeting provided a quorum is present. Abstentions and broker non-votes will have no effect on the vote on this proposal.

If a quorum is not present in person or by proxy at the time the Meeting is called to order, the chairman of the Meeting or the stockholders may adjourn the Meeting. The vote required to adjourn the Meeting is majority of all the votes cast on the matter by stockholders entitled to vote at the Meeting who are present in person or by proxy. If a quorum is present but there are not sufficient votes to approve a proposal, the chairman of the Meeting may adjourn the Meeting or the persons named as proxy holders may propose one or more adjournments of the Meeting to permit further solicitation of proxies. The vote required for stockholders to adjourn the Meeting is a majority of all the votes cast on the matter by stockholders entitled to vote at the Meeting who are present in person or by proxy. In such a case, the persons named as proxy holders will vote those proxies which they are entitled to vote in favor of the proposal "FOR" the adjournment, and will vote those proxies required to be voted against the proposal "AGAINST" the adjournment as to that proposal.

The Board of Directors has fixed the close of business on January 2, 2003 as the record date ("Record Date") for the determination of stockholders entitled to notice of and to vote at the Meeting and at any adjournment or postponement thereof. Stockholders on the Record Date will be entitled to one vote for each share held. As of January 2, 2003, the Fund had 16,777,298 shares of common stock outstanding, par value $0.01 per share.

The Fund has received notice from Bankgesellschaft Berlin AG, a holder of the Fund's common stock (the "Dissident Stockholder"), that the Dissident Stockholder proposes to submit at the Meeting: (i) the nomination of four individuals to serve as Class III Directors; (ii) a proposal to terminate the management agreement between the Fund and the Fund's investment manager; (iii) a proposal to terminate the investment advisory agreement between the Fund and the Fund's investment adviser; and (iv) a proposal to urge the Board of Directors to amend the Fund's charter to change the name of the Fund. The Fund believes that the Dissident Stockholder will distribute its own proxy solicitation materials to stockholders. The Fund's Directors believe that the Dissident Stockholder will attempt to solicit your vote for the purpose, among other things, of electing directors who will serve the interests of the Dissident Stockholder, rather than the interests of all stockholders of the Fund. The Fund's Board of Directors has considered each of the Dissident Stockholder's proposals and believes that these proposals are not in the best interests of the Fund and all stockholders. The Fund's Board of Directors unanimously recommends that stockholders vote AGAINST all proposals submitted by the Dissident Stockholder at the Meeting, for the reasons set forth later in this Proxy Statement, and for the reasons set forth in any subsequent proxy materials as may be delivered to stockholders by the Fund's Board of Directors. The Fund's Board of Directors urges stockholders to reject any solicitation by the Dissident Stockholder. THE BOARD OF DIRECTORS URGES YOU NOT TO SIGN ANY PROXY CARD BANKGESELLSCHAFT BERLIN AG MAY SEND YOU.

The Board of Directors of the Fund knows of no other business that will be presented for consideration at the Meeting. If any other matter is properly presented, it is the intention of the persons named on the enclosed WHITE proxy card to vote in accordance with their discretion.

The Fund will furnish, without charge, a copy of the Fund's annual report for its fiscal year ended October 31, 2002, and any more recent reports, to any Fund stockholder upon request. To request a copy, please call or write to Aberdeen Asset Management Investor Relations, 45 Broadway, 31st Floor, New York, New York 10006, Telephone: 1-800-522-5465.

PROPOSAL 1: ELECTION OF CLASS III DIRECTORS

The Fund's bylaws provide that the Board of Directors will be divided into three classes, as nearly equal in number as possible, each of which will serve for three years, with one class being elected each year. Each year the term of office of one class will expire. Directors who are deemed "interested persons" (as that term is defined in Section 2(a)(19) of the 1940 Act) of the Fund, the Investment Manager or the Investment Adviser, are referred to in this Proxy Statement as "Interested Directors." Directors who are not interested persons as described above are referred to in this Proxy Statement as "Independent Directors."

The Board of Directors of the Fund, including the Independent Directors, upon the recommendation of the Fund's Nominating Committee, which is composed entirely of Independent Directors, has nominated David L. Elsum, Laurence S. Freedman, Peter J. O'Connell, and William J. Potter to serve as Class III Directors for three-year terms and until their successors are duly elected and qualify. Messrs. Elsum, Freedman, O'Connell and Potter were elected by stockholders to serve until the 2003 Annual Meeting and until their successors are duly elected and qualify. The nominees have indicated an intention to serve if elected and have consented to be named in this Proxy Statement.

The Fund's bylaws provide that the election of directors requires the affirmative vote of the holders of a majority of the Fund's shares of common stock that are outstanding and entitled to vote thereon. This is a greater vote than is required by the provisions of the Maryland General Corporation Law. In the case of a failure to elect one or more directors because candidates receive less than a majority of the Fund's shares of common stock outstanding and entitled to vote thereon, the director or directors then in office whose successors have not been elected would, in accordance with the provisions of the Maryland General Corporation Law, hold over and continue to direct the management of the business and affairs of the Fund until their successors are elected and qualify.

It is the intention of the persons named on the enclosed WHITE proxy card to vote for the election of the persons indicated above to serve as Class III Directors for a three-year term. The Board of Directors of the Fund knows of no reason why any of these nominees will be unable to serve, but in the event of any such inability, the proxies received will be voted for such substituted nominees as the Board of Directors may recommend.

The names of the Fund's nominees for election as Class III Directors, and each other Director of the Fund, and their addresses, ages and principal occupations during the past five years, are provided in the tables below:

Name, Address and Age	Position(s) Held With the Fund	Term of Office and Length of Time Served	Principal Occupation(s) During Past Five Years	Number of Funds in Fund Complex* Overseen by Director or Nominee for Director	Other Directorships Held by Director or Nominee for Director
Class III Current Directors and Nominees for a Term expiring at the Annual Meeting to be held in 2006
Interested Director Laurence S. Freedman, A.M.** 25 Lime Street Suite 405 Sydney, NSW 2000 Australia Age: 59	Class III Director	Current term expires 2003; Director since 1985

Mr. Freedman has over 35 years of experience in funds management with a focus on global investment analysis. Prior to founding EquitiLink in 1981, he was Director of Investment at BT Australia Limited. Mr. Freedman's areas of fund management specialization include investment in resource and development companies, international economies and the geo-political impact on investment markets. He was Chairman of the Fund from 1995 to 2001 and President of the Fund from its inception until 2000. Mr. Freedman was founder of the Fund's Investment Adviser, and until December 2000, he was Joint Managing Director of the Fund's Investment Adviser, and a Director of the Fund's Investment Manager.

Mr. Freedman was also Chairman from 1995 to 2000, Vice-President from 1986 to 2001, and Director from 1986 to 2000, of Aberdeen Asia-Pacific Income Fund, Inc.; Chairman from 2000 to 2001, President from 1992 to 2001 and a Director since 1992 of Aberdeen Global Income Fund, Inc.; Joint Managing Director from 1986 to 2000 of Aberdeen Asia-Pacific Income Investment Company Limited; and Joint Managing Director from 1988 to 2000 of EquitiLink Limited (holding company). He was a Director of EquitiLink E Link Ltd. (investment company) from 1998 to 2002, and has been Chairman of Link Enterprises (International) Pty. Ltd. (investment company) since 1980.

2

EquitiLink Holdings Pty. Limited (holding company); Aberdeen Leaders Limited (investment company); TEN Network Holdings Limited (television network); EIML Australia Pty. Limited (investment company); Link Traders Pty. Ltd.; Link Traders (Aust) Pty. Ltd.; Letota Pty. Ltd.

Independent Directors David L. Elsum, A.M. 9 May Grove South Yarra, Victoria 3141 Australia Age: 65	Class III Director	Current term expires 2003; Director since 1985

Mr. Elsum has over 20 years of experience in investment and insurance markets. He was a member of the Corporations and Securities Panel of the Australian Securities Commission until 2000, a member of the Australian Federal Government Administrative Appeals Tribunal until 2001, Chairman of Audit Victoria (government statutory authority) from 1997 to 2000, and has been a member of the State of Victoria Regulator-General Appeal Panel since 2001. Mr. Elsum is Chairman of Stodart Investment Pty. Ltd. He was founding Managing Director of Capel Court Investment Bank, and has served as Chief Executive of several major public companies, including The MLC Limited (insurance) and President of the State of Victoria Superannuation Fund (pension fund management).

3

Aberdeen Global Income Fund, Inc.; Aberdeen Asia-Pacific Income Fund, Inc.; Aberdeen Asia-Pacific Income Investment Company Limited; Melbourne Wholesale Fish Market Pty. Ltd.; Queen Victoria Market Pty. Ltd. (municipal market); Financial Planning Association Limited (industry association); Aberdeen Leaders Limited (investment company).

Peter J. O'Connell Two Chifley Square Sydney, NSW 2000 Australia Age: 49	Class III Director	Current term expires 2003; Director since 1999

Mr. O'Connell is involved in modern technology developments, has extensive business experience in the Asian region, and has served as an international mergers and acquisitions lawyer in this region. Mr. O'Connell is admitted as a solicitor in Australia and he has been Chief Executive Officer of Smart Device Marketing Company since 2001. Mr. O'Connell has also served as Chief Executive Officer of Lang Holdings (Aust) Pty. Ltd. (technology consulting) since 2001; and Chief Executive Officer of Ten Ventures Pty. Ltd. (establishment of media-based internet businesses) from 1999 until 2000. Mr. O'Connell was Chief of Operations of Consolidated Press Holdings Pty. Limited (supervision of private equity investments) from 1997 to 1999; Chief Executive Officer (from 1994 to 1996) and Director (from 1994 to 1999) of Hargrave Consultants Pty. Ltd., (technology consulting).

				2	Aberdeen Asia-Pacific Income Fund, Inc.
William J. Potter 236 West 27th Street 3rd Floor New York, NY 10001 Age: 54	Class III Director	Current term expires 2003; Director since 1985

Mr. Potter has extensive experience in investment banking and fund management. Mr. Potter has held senior positions with Toronto Dominion Bank, Barclays Bank PLC, and Prudential Securities, Inc., as well as board of director positions with investment funds involving over $20 billion in assets since 1983. Mr. Potter has been involved in the Australian capital markets since 1974, including management and board of director positions with a noted Australian brokerage house. Mr. Potter is President of a U.S. investment bank and has securities licenses in both the U.S. and Canada. Mr. Potter also has extensive securities underwriting experience in various capital markets with an emphasis on natural resources.

Mr. Potter is currently President of Ridgewood Group International Ltd., an international consulting and merchant banking company, and President of Ridgewood Capital Funding, Inc., a private placement securities firm.

3

Aberdeen Global Income Fund, Inc.; Aberdeen Asia-Pacific Income Fund, Inc.; Aberdeen Asia-Pacific Income Investment Company Limited; National Foreign Trade Counsel (trade association); Alexandria Bancorp (banking group in Cayman Islands); E.C. Power, Inc. (energy company); Alexandria Funds.

Class I Directors Term expiring at the Annual Meeting to be held in 2004
Independent Directors Anthony E. Aaronson 110 E. 9th Street Suite 721B Los Angeles, CA 90079 Age: 66	Class I Director	Term expires 2004; Director since 1985	Mr. Aaronson is owner of Tony Aaronson Textiles. He was Director of the Textile Association of Los Angeles from 1997 to 2000. Mr. Aaronson has extensive experience in the management of private investments. He served as Chairman of the Audit Committee of the Fund from the inception of the Fund until 2000.	2	Aberdeen Asia-Pacific Income Fund, Inc.
Neville J. Miles 2 Paddington Street Paddington, NSW 2021 Australia Age: 56	Class I Director	Term expires 2004; Director since 1996

Mr. Miles has over 20 years of international investment banking experience. He was formerly head of Corporate Treasury at Westpac Banking Corporation and Managing Director of Ord Minnett Securities Limited (stockbrokers). Mr. Miles has extensive experience in the areas of corporate acquisitions and equity offerings.

Mr. Miles is currently an investor and real estate developer. He has served, for over five years, as a Director of Ballyshaw Pty. Ltd. (investing/consulting) and Dawnglade Pty. Ltd. (real estate investment), and has served as a Director of Villepen Pty. Ltd. (real estate investment company) since 1999; Sonic Communications Pty. Ltd. since 2000, and Commsecure Limited since 2002.

				3	Aberdeen Asia-Pacific Income Fund, Inc.; Aberdeen Global Income Fund, Inc.; Aberdeen Asia-Pacific Income Investment Company Limited; Aberdeen Leaders Limited (investment company).
John T. Sheehy 560 Sylvan Avenue Englewood Cliffs, NJ 07632 Age: 60	Class I Director	Term expires 2004; Director since 1985	Mr. Sheehy has over 30 years' experience in investment banking with companies such as J.P. Morgan & Company and Bear, Stearns & Co. Inc. His specialty areas include securities valuation, public offerings and private placements of debt and equity securities, mergers and acquisitions and management buyout transactions. He has been Senior Managing Director of B.V. Murray and Company (investment banking) since 2001, and Managing Member of The Value Group LLC (private equity) since 1997.	3	Aberdeen Global Income Fund, Inc.; Aberdeen Asia-Pacific Income Fund, Inc.; Aberdeen Asia-Pacific Income Investment Company Limited.
Class II Directors Term expiring at the Annual Meeting to be held in 2005
Interested Director Hugh Young ** 21 Church Street #01-01 Capital Square Two Singapore 049480 Age: 44	Chairman of the Board; Class II Director; President	Term as Director expires 2005; Director since 2001

Mr. Young was a Director of Aberdeen Asset Management PLC, parent company of the Fund's Investment Manager and Investment Adviser, from 1991 to 2002 and is currently a member of the Executive Management Committee of Aberdeen Asset Management PLC. He has been Managing Director of Aberdeen Asset Management Asia Limited, an affiliate of the Fund's Investment Manager and Investment Adviser, since 1991. Mr. Young has also served as Managing Director of Aberdeen International Fund Managers Limited, an affiliate of the Fund's Investment Manager and Investment Adviser, since 2000, and as a Director of the Investment Manager and the Investment Adviser, since 2001. Mr. Young has been President since 2001 of the Fund and of Aberdeen Asia-Pacific Income Fund, Inc. and Aberdeen Global Income Fund, Inc.

				1	Mr. Young is a director of foreign funds advised by entities affiliated with the Investment Manager and the Investment Adviser.
Independent Directors Howard A. Knight 421 Glenbrook Road, #2 Stamford, CT 06906 Age: 60	Class II Director	Term expires 2005; Director since 1993	Mr. Knight has over 30 years of experience in financial markets and has been actively involved in the Australian financial markets for more than 25 years. From 1991 to 1994, he served as President of Investment Banking, Equity Transactions and Corporate Strategy at Prudential Securities. From 1996 to 2001, Mr. Knight served as Vice Chairman and Chief Operating Officer of SBS Broadcasting SA (European television and radio broadcasting), where he was actively involved in investment management and capital markets. Mr. Knight is currently an independent director and management adviser.	2	Aberdeen Asia-Pacific Income Fund, Inc.; Lions Gate Entertainment Corp. (film production and distribution); Agaton Fitness AG.
Peter D. Sacks 445 King Street West, 4th Floor Toronto, Ontario M5V 1K4 Canada Age: 57	Class II Director#	Term expires 2005; Director since 1999	Mr. Sacks is currently Managing Partner of Toron Capital Markets, Inc., a company he established in 1988 to design and manage customized equity, fixed income and currency portfolios for individual and corporate clients. Mr. Sacks also serves on the Boards of Directors of Toron Capital Markets, Inc. (portfolio management), Toron Capital Management, Ltd. and Toron Asset Management, Inc.	3

Aberdeen Asia-Pacific Income Fund, Inc.; Aberdeen Global Income Fund, Inc.; Aberdeen Asia-Pacific Income Investment Company Limited; Aberdeen G7 Trust; First Horizon Holdings LTD; First Horizon Capital Corp.; Cirrus Financial Concepts Inc.

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* Aberdeen Asia-Pacific Income Fund, Inc. and Aberdeen Global Income Fund, Inc. have a common Investment Manager and Investment Adviser with the Fund, and may thus be deemed to be part of the same "Fund Complex" as the Fund.

** Mr. Freedman is deemed to be an interested person because of his ownership of securities of Aberdeen Asset Management PLC, the parent company of the Fund's Investment Manager and Investment Adviser. Mr. Young is deemed to be an interested person because of his affiliation with the Fund's Investment Manager and Investment Adviser.

Messrs. Elsum, Miles and Potter are members of the Contract Review Committee.

Messrs. Aaronson, Sacks and Sheehy are members of the Audit and Valuation Committee.

Messrs. Miles, Potter and Sheehy are members of the Nominating Committee.

Effective September 12, 2002, Mr. Sacks was redesignated as a Class II Director. Prior to that time, he had been a Class I Director.

Please also see the information contained below under the heading "Further Information Regarding Directors and Officers."

The Board of Directors recommends that stockholders vote FOR the election of the Fund's four nominees to the Fund's Board of Directors.

PROPOSAL 2: CHARTER AMENDMENT TO INCREASE THE NUMBER OF AUTHORIZED SHARES, AUTHORIZE AN UNDESIGNATED CLASS OF PREFERRED STOCK, AND AUTHORIZE THE BOARD OF DIRECTORS TO CLASSIFY AND RECLASSIFY PREFERRED STOCK INTO ONE OR MORE CLASSES OR SERIES
OF PREFERRED STOCK OR COMMON STOCK

The Board of Directors is seeking stockholder approval to amend the Fund's charter (the "charter") to increase the number of authorized shares, to authorize an undesignated class of preferred stock, and to authorize the Board of Directors to classify or reclassify the preferred stock into one or more classes or series of preferred stock or common stock.. The Board of Directors, in a unanimous vote, has determined that, depending upon market conditions, it may be beneficial to the Fund to leverage its assets through the issuance of preferred stock or debt obligations. The Board of Directors believes that current interest rates are at an historically low level and, if the Fund were able to leverage its assets in a low interest rate environment, returns to Fund stockholders could be enhanced. To provide the Fund with the flexibility to borrow either by issuing preferred stock or debt obligations, the Board of Directors seeks authority to establish and issue a class of preferred stock. Proposal 3, below, would provide the Fund with the flexibility to borrow by issuing debt obligations. The Board of Directors could designate the terms of and issue preferred stock, common stock or debt obligations, without further stockholder approval, once the charter is amended and the fundamental policy which currently restricts the Fund's capacity to borrow is also amended (see Proposal 3, below).

The Board of Directors believes that the issuance of one or more series of preferred stock would be in the best interests of the Fund and the holders of the Fund's common stock if preferred stock could be issued in a favorable interest rate environment. The Board of Directors believes that the Fund can, over time, earn an incremental return for the holders of the common stock from the assets acquired with the proceeds of the preferred stock, which return would exceed the costs of issuing and servicing the preferred stock. There can, of course, be no assurance that the Fund will be able to earn an incremental return for the holders of the common stock from assets attributable to an issuance of preferred stock.

If Proposals 2 and 3 are approved, the Fund may issue preferred stock, debt obligations, or a combination of these types of securities. The particular type(s) of securities that may be issued would be dependent upon the market conditions at the time of issuance, and the Board of Directors would determine the specific terms, conditions and restrictions of any issued security, including, without limitation, dates of issuance and maturity, amounts payable upon redemption or liquidation, voting rights, dividend or interest rates, dividend or interest payment dates, and conversion prices, without further action on the part of the common stockholders. However, there can be no assurance that any such senior securities will be issued.

It is the intention of the Board of Directors to seek to have any such preferred shares or debt obligations rated, at the highest possible credit rating level, by a nationally recognized statistical rating organization. There can, however, be no assurance that such credit ratings will be obtained. In addition, obtaining such credit ratings will involve costs to the Fund and may require that the Fund agree to various financial and operating restraints as a condition of such credit ratings.

The amount of preferred shares or debt obligations, if any, to be issued is not known at this time, and the Board of Directors will make such determination at the time of issuance based upon then-current market conditions, the asset coverage requirements of the 1940 Act, the credit rating awarded to such securities, and any conditions or requirements established by the rating agencies. Holders of senior securities would have a claim to the Fund's assets prior to any claim by the holders of the common stock, and such senior securities would be repaid prior to the common stock in the event of liquidation of the Fund. If issued, preferred stock could be placed privately or sold in the public marketplace. If the Board of Director's decision is to make a public offering and have the preferred stock traded on an exchange, the necessary actions would be taken to register such shares with the U. S. Securities and Exchange Commission ("SEC") and to list such shares on a stock exchange.

Requirements of the 1940 Act Regarding the Preferred Shares

General. Under the 1940 Act, immediately after the issuance of preferred shares the value of the Fund's assets, less all liabilities and indebtedness not represented by senior securities (including private or temporary borrowings), would have to equal at least 200% of (i) the aggregate amount of all senior securities representing indebtedness, plus (ii) the aggregate involuntary liquidation preference of any shares (such as the preferred shares) having priority as to distribution of assets or payment of dividends over any other shares.

Voting Rights. The 1940 Act requires that the holders of any preferred shares, voting separately as a single class, have the right to elect at least two Directors at all times, and, subject to the prior rights, if any, of the holders of any other class of senior securities outstanding, to elect a majority of the Directors at any time two years' dividends on the preferred shares are unpaid. In addition to any approval by stockholders that might otherwise be required, the approval of the holders of a majority of any outstanding preferred shares, voting separately as a class, is required to (i) adopt any plan of reorganization that would adversely affect the preferred shares and (ii) take any action requiring a vote of security holders pursuant to Section 13(a) of the 1940 Act, including, among other things, changes in the Fund's sub-classification as a closed-end investment company, changes in the classification of the Fund from a diversified investment company or changes in its fundamental investment policies and restrictions.

Dividend and Liquidation Preference. Holders of preferred shares would be entitled to receive dividends before holders of common shares. Holders of preferred shares would also be entitled to receive the liquidation value (the amount the Fund must pay to preferred stockholders if the Fund is liquidated) of their shares before any distributions are made to holders of common shares should the Fund ever be dissolved. The 1940 Act requires that (i) dividends payable on preferred shares be cumulative and (ii) the Fund may not pay or declare dividends (except a dividend payable in shares of the Fund) or other distributions on the common shares, or purchase any of its common shares, unless the 1940 Act asset coverage test, described above, is met, after giving effect to the dividend, distribution or purchase.

Risks of Issuance of Preferred Shares

Leverage. The issuance of preferred shares would create leverage that would affect the amount of income available for distribution on the Fund's common shares as well as the net asset value of the common shares. It is expected that the initial dividend rate or rates that would be paid on any class or series of preferred shares would be determined at the time of issuance and would depend on various factors, including market conditions prevailing at the time. If the investment performance of the capital represented by the preferred shares fails to cover the dividends payable thereon, the total return on the Fund's common stock would be less or, in the case of negative returns, would result in higher negative returns to a greater extent than would otherwise be the case. The requirement to pay dividends on the preferred stock in full before any dividends may be paid on the common stock means that dividends on the common stock from earnings may be reduced or eliminated.

Voting Rights. The voting rights of the holders of the outstanding common shares would be affected by the issuance of any preferred shares because the holders of any preferred shares would have certain class voting rights as described above under "Description of Preferred Shares - Voting Rights." Voting rights in the Fund are non-cumulative.

Other Considerations. The class voting requirements of the preferred shares and the representation of the preferred shares on the Board of Directors could make it more difficult for the Fund to engage in certain types of transactions that might be proposed by the Board of Directors and/or holders of common shares, such as a merger, sale of assets, exchange of securities, liquidation of the Fund or conversion to an open-end fund. Holders of preferred shares might have interests that differ from holders of common shares, and there can be no assurance that holders of preferred shares will vote to approve transactions approved by holders of the common shares. The flexibility to issue preferred shares as well as common shares could enhance the Board of Directors' ability to negotiate on behalf of the stockholders in a takeover, but might also render more difficult or discourage a merger, tender offer or proxy contest, the assumption of control by the holder of a large block of the Fund's securities and the removal of incumbent management.

See Appendix A for the form of the proposed charter amendment.

The Board of Directors recommends that stockholders vote FOR Proposal 2.

PROPOSAL 3: AMENDMENT OF BORROWING RESTRICTION

The Fund's current fundamental investment restrictions do not permit the Fund to:

borrow money or pledge its assets, except that the Fund may borrow money on an unsecured basis from banks for temporary or emergency purposes or for the clearance of transactions in amounts not exceeding 10% of its total assets (not including the amount borrowed) and will not make additional investments while any such borrowings are outstanding.

To complement the proposed charter amendment described in Proposal 2, above, the Fund seeks the approval of stockholders to amend the Fund's borrowing restriction to give the Fund the flexibility to issue senior securities in the form of debt instruments, as well as broader borrowing powers generally. The 1940 Act permits broader borrowing authority to closed-end funds, such as the Fund, than to open-end or "mutual" funds. The Fund's current investment restrictions do not permit it to take full advantage of the range of borrowing and leveraging opportunities that the 1940 Act permits and that many other closed-end funds utilize. For example, two other closed-end funds managed by the Fund's Investment Manager and Investment Adviser have and utilize the broad powers available under the 1940 Act. The immediate impetus for seeking broader borrowing authority for the Fund is to permit the Fund to have the flexibility to issue senior securities in the form of debt. However, the proposed new borrowing policy would provide the Fund with the full borrowing power available under the 1940 Act. The 1940 Act provides that a fund's borrowing powers are a matter of fundamental policy and, therefore, cannot be changed without a 1940 Act Majority Vote. Although the Fund has no immediate plans to use this broader borrowing authority for purposes other than those described in Proposal 2, Fund management believes that in seeking broader borrowing power, it is desirable to ask stockholders to approve a policy that provides the maximum flexibility available under law. This will obviate the need for the Fund to seek stockholder approval every time it wishes to engage in another legally permissible form of borrowing. Thus, the Fund's proposed new policy on borrowing, which stockholders are asked to approve, would provide that:

The Fund may not:

borrow money, except as permitted under, or to the extent not prohibited by, the Investment Company Act of 1940, as amended, and as interpreted or modified by regulatory authority having jurisdiction, from time to time.

The Board of Directors recommends that stockholders vote FOR Proposal 3.

PROPOSALS 4(A) AND 4(B): AMENDMENT OF MANAGEMENT AGREEMENT AND INVESTMENT ADVISORY AGREEMENT

The Fund's current Management Agreement and Investment Advisory Agreement ("Agreements"), each dated December 22, 2000, were approved by the Fund's stockholders at a meeting held November 30, 2000. This approval was sought when the Fund's Investment Manager and its Investment Adviser were acquired by Aberdeen Asset Management PLC ("Aberdeen"). Continuation of each of the Agreements was most recently approved unanimously by the Fund's Board of Directors, and by the Fund's Independent Directors voting separately, at a meeting held December 11, 2002. In connection with the decision of the Board of Directors to seek stockholder approval for amendments to the Fund's charter to authorize a preferred class of equity securities and to give the Fund broader borrowing authority (see Proposals 2 and 3), it was determined that, as currently formulated, the language for calculating the fees paid by the Fund to the Investment Manager, and by the Investment Manager to the Investment Adviser, might not be broad enough to permit those fees to be based on all the Fund's assets under management by the Investment Manager and Investment Adviser. The current fee formulation provides that fees shall be based on the Fund's "net assets." This term would not normally include proceeds of borrowings, even when the proceeds are used for investment purposes. Also, under regulatory interpretations applicable to preparation of the Fund's financial statements, the term "net assets" would not include assets attributable to senior securities that might be redeemed upon an event not under the control of the Fund. These interpretations are intended to clarify that securities of that type should not be included in a company's financial statements as permanent equity. Although these interpretations do shape the general understanding of the term "net assets," they do not address the method for calculating fees in contracts such as the Agreements and they do not require that a fund compute its fees on the basis of a fund's "net assets," as that term is currently understood.

In considering this matter, the Board of Directors noted that the proceeds of any borrowings used for investment purposes, as well as the proceeds from the issuance of senior securities, would increase the amount of Fund assets for which the Investment Manager and Investment Adviser would be expected to provide services to the Fund. In addition to being attentive to the various technical concerns in dealing with senior securities and borrowings, the Board of Directors noted that the Investment Manager and Investment Adviser would be responsible for identifying additional investment opportunities for the proceeds of these borrowings and securities offerings and for managing the additional investments. The Board of Directors also determined that the original formulation of the fee language in the Agreements was designed to compensate the Investment Manager and Investment Adviser on the basis of the amount of assets as to which they make investment decisions. The Board of Directors noted that it had determined to seek stockholder approval to permit the Fund to issue senior securities and to broaden the Fund's authority to borrow. Both these actions had been determined to be in the best interests of the Fund and the Fund's stockholders. (See Proposals 2 and 3.) In the view of the Board of Directors, it would not be appropriate to take actions that increase assets which the Investment Manager and Investment Adviser are obliged by the Agreements to manage without providing proportional additional compensation. The Board of Directors, including the Independent Directors voting separately, unanimously determined to recommend that stockholders approve a change in the fee calculation provision of each Agreement to clarify that fees to the Investment Manager and Investment Adviser will be based on all assets under management, including the proceeds of any borrowing used for investment and the proceeds of any issuance of senior securities.

The current fee language in each of the Agreements is as follows:

Management Agreement

The Fund will pay the Investment Manager a fee at the annual rate of 1.10% of the Fund's average weekly net assets up to $50 million, 0.90% of such assets between $50 million and $100 million and 0.70% of such assets in excess of $100 million, computed based upon net asset value at the end of each week and payable at the end of each calendar month.

Investment Advisory Agreement

The Investment Manager will pay the Investment Adviser a fee computed at the annual rate of 0.30% of the Fund's average weekly net assets up to $50 million, 0.25% of such assets between $50 million and $100 million and 0.15% of such assets in excess of $100 million based upon net asset value at the end of each week and payable at the end of each calendar month.

The proposed fee language for each of the Agreements is as follows:

Management Agreement

The Fund will pay the Investment Manager a fee at the annual rate of 1.10% of the Fund's average weekly net assets applicable to the aggregate of the Fund's: (i) outstanding shares of common stock, (ii) outstanding shares of preferred stock, and (iii) outstanding debt securities which are "senior securities" under the Investment Company Act of 1940, up to $50 million; 0.90% of such assets between $50 million and $100 million; and 0.70% of such assets in excess of $100 million; computed based upon net asset value at the end of each week and payable at the end of each calendar month.

Investment Advisory Agreement

The Investment Manager will pay the Investment Adviser a fee computed at the annual rate of 0.30% of the Fund's average weekly net assets applicable to the aggregate of the Fund's: (i) outstanding shares of common stock, (ii) outstanding shares of preferred stock, and (iii) outstanding debt securities which are "senior securities" under the Investment Company Act of 1940, up to $50 million; 0.25% of such assets between $50 million and $100 million; and 0.15% of such assets in excess of $100 million; computed based upon net asset value at the end of each week and payable at the end of each calendar month.

If the proposed change in the fee language of the Agreements had been in effect during the Fund's most recently completed fiscal year, there would have been no change in the fees paid by the Fund to the Investment Manager or in fees paid by the Investment Manager to the Investment Adviser. There will be no change in the fees payable to either the Investment Manager or the Investment Adviser unless or until action is taken that increases the Fund's assets under management either through borrowing or through the issuance of senior securities, and the Board of Directors at an in-person meeting approves the proposed amendments to the Agreements. The net impact on fees would depend on the net increase in Fund assets that would result from those activities, which cannot now be predicted. In accordance with the terms of the Agreements, the Fund only pays a fee to the Investment Manager. As the amount of the Fund's net assets increases, the rate of the fee under the Management Agreement is reduced. As indicated above, the terms of the current Management Agreement, and the terms of the proposed amendment to the Management Agreement, provide for breakpoints at higher asset levels, so that the rate of the fee to be paid to the Investment Manager is 1.10% of the Fund's average weekly net assets up to $50 million, 0.90% of such assets between $50 million and $100 million, and 0.70% of such assets in excess of $100 million. Because of these breakpoints, an increase in total assets under management would tend to reduce the fee paid by the Fund under the Management Agreement as a total percentage of Fund assets.

The Board of Directors recommends that stockholders vote FOR Proposals 4(A) and 4(B).

FURTHER INFORMATION ABOUT THE AGREEMENTS

It is not proposed that any other provisions in the Agreements be changed. The terms of each Agreement, other than the fee provisions described above, are described generally as follows:

The Management Agreement

The Management Agreement provides that the Investment Manager will manage the Fund's investments and make investment decisions for the Fund in accordance with the Fund's investment objective, policies and limitations. The Investment Manager will also select brokers and dealers to effect the Fund's portfolio transactions. The Management Agreement authorizes the Investment Manager, at its own expense, to retain others to assist in performing its obligations, subject to compliance with applicable legal requirements.

The Management Agreement also provides that the Investment Manager agrees to pay the salaries and expenses of all of its personnel and all expenses incurred by it arising out of its duties under the Management Agreement. The Fund bears its own expenses, as specified in the Management Agreement. In addition, certain expenses incurred by the Investment Manager's employees who serve as officers and directors of the Fund may be reimbursed by the Fund under the Fund's policy governing reimbursement of Fund-related expenses. In return for the services provided by the Investment Manager to the Fund, the Fund pays the Investment Manager fees at the following annual rates, computed on the basis of the Fund's net asset value at the end of each week and payable at the end of each calendar month: 1.10% of average weekly net assets up to $50 million, 0.90% of such net assets between $50 million and $100 million, and 0.70% of such net assets in excess of $100 million. Proposal 4(A), above, seeks to expand this fee provision so that it would apply to all the Fund's assets under management.

The Management Agreement had an initial term of two years, with continuation thereafter subject to yearly approval by the Board of Directors or Fund stockholders, as well as by the Fund's Independent Directors. The Management Agreement may be terminated at any time, without payment of penalty, on 60 days' written notice by the Board of Directors or by vote of holders of a majority of the outstanding voting securities of the Fund, or by the Investment Manager upon 90 days' written notice. The Agreement automatically terminates in the event of its assignment (as defined in the 1940 Act).

The Management Agreement provides that the Investment Manager is not liable for any error of judgment or any loss suffered by the Fund, in connection with matters to which the Management Agreement relates, except a loss resulting from breach of fiduciary duty with respect to the receipt of compensation (subject to applicable legal limits) or a loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Investment Manager in the performance of its duties or from reckless disregard by the Investment Manager of its obligations and duties under the Management Agreement.

The Management Agreement provides that the Investment Manager and its affiliates may provide similar services to other funds and clients and may engage in other activities. It also provides that investment opportunities shall be allocated among the Fund and other clients in a fair and equitable manner.

During the fiscal year ended October 31, 2002, the fees paid to the Investment Manager by the Fund amounted to US$ 1,099,493.

The Investment Advisory Agreement

The Investment Advisory Agreement provides that the Investment Adviser will make recommendations to the Investment Manager as to specific portfolio securities to be purchased, retained or sold by the Fund and that the Investment Adviser will obtain related research and statistical data. The Investment Adviser's recommendations are limited to securities denominated in Australian or New Zealand dollars.

For these services, the Investment Adviser receives the following fees from the Investment Manager, calculated on the basis of the Fund's assets at the end of each week and paid at the end of each calendar month: 0.30% of such net assets up to $50 million, 0.25% of such net assets between $50 million and $100 million, and 0.15% of such net assets in excess of $100 million. Proposal 4(B), above, seeks to expand this fee provision so that it would apply to all the Fund's assets under management.

The Investment Advisory Agreement also provides that the Investment Adviser agrees to pay the salaries and expenses of all of its personnel and all expenses incurred by it arising out of its duties under the Investment Advisory Agreement. However, certain expenses incurred by the Investment Adviser's employees who serve as officers and directors of the Fund may be reimbursed by that Fund under the Fund's policy governing reimbursement of Fund-related expenses.

During the fiscal year ended October 31, 2002, the fees paid to the Investment Adviser by the Investment Manager in respect to the Fund amounted to US$ 296,320.

The provisions of the Investment Advisory Agreement regarding liability, non-exclusivity of services, allocation of investment opportunities, duration and termination are comparable to those of the Management Agreement.

Investment Manager and Investment Adviser

Aberdeen Asset Managers (C.I.) Limited serves as Investment Manager to the Fund and Aberdeen Asset Management Limited serves as Investment Adviser to the Fund pursuant to a Management Agreement dated December 22, 2000 and an Investment Advisory Agreement dated December 22, 2000, respectively. The Investment Manager is a Jersey, Channel Islands corporation organized in October 1985 with its registered office located at 17 Bond Street, St. Helier, Jersey, Channel Islands. The Investment Adviser is a wholly-owned subsidiary of Aberdeen Asset Management Holdings Limited ("AAMHL"), an Australian corporation. The registered offices of the Investment Adviser and AAMHL are located at Level 6, 201 Kent Street, Sydney, N.S.W., Australia. Both the Investment Manager and AAMHL are wholly-owned subsidiaries of Aberdeen Asset Management PLC, a United Kingdom corporation. The registered offices of Aberdeen Asset Management PLC are located at One Albyn Place, Aberdeen, Scotland AB10 1YG.

Approval of Renewal of Management Agreement and Investment Advisory Agreement

Continuation of each of the Agreements was most recently approved unanimously by the Fund's Board of Directors, and by the Fund's Independent Directors voting separately, at a meeting held December 11, 2002. The Investment Manager and Investment Adviser prepared and submitted to the Contract Review Committee of the Board of Directors ("Committee") and to the Board of Directors, for consideration at their respective meetings held on December 11, 2002, a detailed report pursuant to the provisions of Section 15(c) of the 1940 Act (the "Report"). In the Report, the Investment Manager and Investment Adviser provided information with respect to regulatory matters, compliance with applicable law and with the Fund's investment objectives and policies and restrictions, performance of the Fund, portfolio composition, and investment practices and techniques. The Report discussed the investment advisory fees paid to the Investment Manager and Investment Adviser, and compared those fees to fees paid with respect to comparable funds. The Report also provided an analysis of the Fund's expenses, and a comparison of those expenses to expenses of comparable funds. The Report contained a description of the personnel and services provided to the Fund by the Investment Manager and Investment Adviser, and a cost analysis for the provision of services. A representative of the Aberdeen Group also made a presentation to the Committee, which included information regarding the Aberdeen Group's financial and operational highlights and key issues affecting the Group. The members of the Committee had the opportunity to confer with the Investment Manager and Investment Adviser, as well as with counsel to the Independent Directors. After review and consideration of the materials presented, the Committee determined to recommend to the Board of Directors that the Agreements be renewed for a further year. At the meeting of the Board of Directors, the Directors discussed the Report with representatives of the Investment Manager and Investment Adviser, as well as with the members of the Committee. The Board of Directors had the opportunity to confer with counsel to the Independent Directors. The Board of Directors, and the Independent Directors voting separately, thereupon approved the renewal of the Agreements.

Information concerning the principal executive officer and directors of the Investment Manager and the Investment Adviser is as follows:

Investment Manager
Name and Address	Position with Investment Manager	Principal Occupation
Christian A. Pittard Aberdeen Asset Managers (C.I.) Limited 17 Bond St., St Helier JE45XB Jersey, Channel Islands	Managing Director	Managing Director of Investment Manager; Managing Director of Aberdeen Private Wealth Management Limited
Beverley Hendry Aberdeen Asset Management Inc. Las Olas Place 300 South East 2nd Street Suite 820 Fort Lauderdale, FL 33301	Director	Chief Executive Officer, Chief Operations Officer, Vice President, Treasurer and Director of Aberdeen Asset Management Inc.
Martin J. Gilbert Aberdeen Asset Management PLC One Albyn Place, Aberdeen AB10 1YG Scotland	Director	Chief Executive Officer and Director of Aberdeen Asset Management PLC
Hugh Young Aberdeen Asset Management Asia Limited 21 Church Street #01-01 Capital Square Two 049480, Singapore	Director	Managing Director of Aberdeen Asset Management Asia Limited
Simon J. Bignell Aberdeen Asset Managers (C.I.) Limited 17 Bond Street, St Helier JE45XB Jersey, Channel Islands	Director	Director of Investment Manager

Investment Adviser
Name and Address	Position with Investment Adviser	Principal Occupation
Hugh Young Aberdeen Asset Management Asia Limited 21 Church Street #01-01 Capital Square Two 049480, Singapore	Managing Director	Managing Director of Aberdeen Asset Management Asia Limited
Charles D. Macrae Aberdeen Asset Management Limited Level 6, 201 Kent Street Sydney, NSW 2000, Australia	Director	Director of Aberdeen Asset Management Limited
Martin J. Gilbert Aberdeen Asset Management PLC One Albyn Place, Aberdeen AB10 1YG	Director	Chief Executive Officer and Director of Aberdeen Asset Management PLC

Fees to other affiliates

During its fiscal year ended October 31, 2002, the Fund paid fees totaling approximately $60,000 to Aberdeen Fund Managers Inc. (doing business under the name Aberdeen Asset Management Inc.) ("AFMI"), for investor relations services pursuant to an Investor Relations Services Agreement. AFMI is an affiliate of the Investment Manager and the Investment Adviser. AFMI will continue to provide investor relations services to the Fund after approval of the amendments to the Management Agreement and Investment Advisory Agreement.

PROPOSAL 5: STOCKHOLDER PROPOSAL

Statement of Receipt of Stockholder Proposal

Walter S. Baer, 344 S. Canyon Drive, Los Angeles, CA 90049, has submitted the following proposal for inclusion in this Proxy Statement. Such stockholder claims that he has owned shares of the Fund with a market value of at least $2,000 continuously for at least one year and intends to hold these shares continuously until the next stockholders' meeting. The Board of Directors and the Fund accept no responsibility for the accuracy of either the proposal or the stockholder's supporting statement. The full text of the stockholder's proposal follows below.

* * * * *

RESOLVED: The shareholders of Aberdeen Australia Equity Fund, Inc. ("Fund") ask the Board of Directors to take the steps necessary to convert the Fund to an open-end fund or otherwise permit shareholders to realize net asset value (NAV) for their shares.

SUPPORTING STATEMENT: Shares of our Fund have persistently traded at a double-digit discount from net asset value. As of September 17, 2002 (the date this proposal was submitted), the discount was more than 15 percent, which represents more than $17 million in value unavailable to shareholders.

This proposal asks the Fund's board of Directors to enhance shareholder value by converting the Fund to an open-end fund or taking other action to permit shareholders to realize NAV. A closed-end structure may have been appropriate when the Fund began operations in 1985, but I believe it is no longer necessary or beneficial to shareholders. The Fund is large enough to be viable as an open-end fund, and it is invested in securities with ample liquidity to handle share purchases and redemptions in an open-end structure.

The Fund may recite a well-known litany of objections to open-ending and cite industry-paid-for studies supporting the status quo. However, I believe that the closed-end structure of our Fund unnecessarily diminishes shareholder value, and that the benefits to shareholders of open-ending vastly outweigh the risks and costs of conversion.

* * * * *

Statement of Position of the Board of Directors

The Fund was organized as a closed-end fund to provide investors a vehicle for the principal investment objective of long-term capital appreciation through investment primarily in equity securities of Australian companies listed on the Australian Stock Exchange. Its secondary objective is current income.

The Fund's Directors are convinced that an open-end structure is not a good way to build stockholder value through long-term investment in Australian equities. This is so because, among other things, as a closed-end fund, the Fund does not need to retain high levels of non-productive cash and other short-term investments in order to meet anticipated redemptions. In addition, the closed-end structure provides more flexibility to the Fund to invest, when appropriate, in less liquid stocks which may afford better long-term capital gains potential than investments in companies with larger capitalization. Further, redemption of Fund shares would shrink the Fund's asset base and would thus tend to increase the Fund's expense ratio -- that is, the Fund's overall expenses, divided by the number of shares outstanding. To the extent the Fund's expense ratio increases, returns to stockholders may be reduced. Your Directors do not believe it would be possible to prevent an increase in the expense ratio resulting from redemptions by selling additional Fund shares because, as noted below, there is no current adequate distribution channel for the Fund's shares.

To assure that an open-end fund has long-term viability, there needs to be a mechanism through which the Fund may attract new investors. No such distribution channel is currently maintained by the Fund's Investment Manager. Therefore, there would be significant costs associated with the Fund developing an appropriate distribution channel and those costs would likely be passed on to stockholders. Moreover, there can be no assurance that such a distribution channel could be established.

In conclusion, attempts to deliver net asset value immediately to a portion of the stockholders who wish to exit the Fund may well destroy or diminish the advantages otherwise enjoyed by the remaining stockholders. The Board of Directors remains unanimously committed to realizing the potential of the Fund as a closed-end fund.

The Board of Directors believes that Proposal 5 is not in the best interest of the Fund or its stockholders and unanimously recommends that stockholders vote AGAINST Proposal 5.

FURTHER INFORMATION REGARDING DIRECTORS AND OFFICERS

Officers of the Fund

The names of the officers of the Fund who are not Directors, their addresses, ages and principal occupations during the past five years are provided in the table below:
Name, Address and Age	Position(s) Held With the Fund*	Term of Office** and Length of Time Served	Principal Occupation(s) During Past Five Years
Christian Pittard 17 Bond St., St Helier JE4 5XB Channel Islands Age: 29	Treasurer and Assistant Secretary	Since 2001

Managing Director of the Fund's Investment Manager (since 2001); Managing Director of Aberdeen Private Wealth Management (affiliate of the Fund's Investment Manager and Investment Adviser); Chartered Accountant KPMG (from 1994 to 1998) and Quorum Trust Group (1998).

Michael Karagianis One Bow Churchyard London EC4M 9HH United Kingdom Age: 39	Vice President	Since 2002

Vice President (since 2002) and Assistant Vice President (from 2001 to 2002) of the Fund; Director of Economics and Investment Strategy of the Fund's Investment Adviser (since 1999); Director of Portfolio Investment of County Investment Management (from 1995 to 1999).

Roy M. Randall Level 40, Chifley Tower Two Chifley Square Sydney, NSW 2000 Australia Age: 66	Secretary	Since 1986	Consultant to The Seidler Law Firm, Australian counsel to the Fund (since 2003); Partner of Stikeman, Elliott, Australian counsel to the Fund (from 1997 through 2002).

_____________________________

* The named officer holds the same position(s) with Aberdeen Asia-Pacific Income Fund, Inc. and Aberdeen Global Income Fund, Inc., both of which may be deemed to be a part of the same "Fund Complex" as the Fund.

** Officers hold their positions with the Fund until a successor has been duly elected and qualified. Officers are generally elected annually at the meeting of the Board of Directors next following the annual meeting of stockholders. The officers were last elected on June 19, 2002.

Ownership of Securities

As of December 31, 2002, the Fund's Directors and executive officers, as a group, owned less than 1% of the Fund's outstanding shares of common stock. The information as to ownership of securities which appears below is based on statements furnished to the Fund by its Directors and executive officers.

As of December 31, 2002, the dollar range of equity securities owned beneficially by each Director in the Fund and in any registered investment companies overseen by the Director within the same family of investment companies as the Fund was as follows:

Interested Directors
Name of Director	Dollar Range of Equity Securities in the Fund	Aggregate Dollar Range of Equity Securities in All Registered Investment Companies Overseen by Director in Family of Investment Companies *
Laurence S. Freedman	$10,001 to $50,000	$10,001 to $50,000
Hugh Young	$1 to $10,000	$1 to $10,000

Independent Directors
Name of Director	Dollar Range of Equity Securities in the Fund	Aggregate Dollar Range of Equity Securities in All Registered Investment Companies Overseen by Director in Family of Investment Companies *
Anthony E. Aaronson	$1 to $10,000	$10,001 to $50,000
David L. Elsum	$10,001 to $50,000	$10,001 to $50,000
Howard A. Knight	$10,001 to $50,000	$10,001 to $50,000
Neville J. Miles	$10,001 to $50,000	$10,001 to $50,000
Peter J. O'Connell	$1 to $10,000	$10,001 to $50,000
William J. Potter	$1 to $10,000	$10,001 to $50,000
Peter D. Sacks	$1 to $10,000	$10,001 to $50,000
John T. Sheehy	$10,001 to $50,000	$10,001 to $50,000

_____________________________

* Aggregate Dollar Range shown includes equity securities of the Fund, and of Aberdeen Asia-Pacific Income Fund, Inc. and Aberdeen Global Income Fund, Inc., both of which have a common Investment Manager and Investment Adviser with the Fund, but which do not hold themselves out to investors as related companies to the Fund for purposes of investment and investor services.

Messrs. Hugh Young and Christian Pittard serve as executive officers of the Fund. As of December 31, 2002, Mr. Pittard owned no shares of the Fund's common stock.

Committees and Board of Directors Meetings

The Board of Directors has a standing Audit and Valuation Committee, composed entirely of Independent Directors. Each member is also "independent" within the meaning of the American Stock Exchange ("AMEX") listing standards. The Audit and Valuation Committee pre-approves and reviews both the audit and non-audit work of the Fund's independent accountants, submits recommendations to the Board of Directors as to the selection of independent accountants and reviews compliance of the Fund with regulations of the SEC and the Internal Revenue Service, and other related matters.

The Board of Directors has adopted an Audit Charter and a Valuation Charter for its Audit and Valuation Committee. A copy of the Fund's Audit Charter is attached to this Proxy Statement as Appendix B. The Audit and Valuation Committee has received the written disclosures and the letter required by Independence Standards Board Standard No. 1 from PricewaterhouseCoopers LLP ("PwC"), the Fund's independent accountants, and has discussed with PwC its independence. The Audit and Valuation Committee has also reviewed and discussed the audited financial statements with Fund management and PwC, and discussed certain matters with PwC required to be discussed by Statement on Auditing Standards No. 61. Based on the foregoing, the Audit and Valuation Committee recommended to the Board of Directors that the Fund's audited financial statements be included in the Fund's Annual Report to Stockholders for the fiscal year ended October 31, 2002. The members of the Fund's Audit and Valuation Committee are Messrs. Anthony E. Aaronson, Peter D. Sacks and John T. Sheehy.

The Board of Directors also has a standing Contract Review Committee, composed entirely of Independent Directors. The Contract Review Committee reviews and makes recommendations to the Board of Directors with respect to entering into, renewal or amendment of the Fund's management agreement, advisory agreement, administration agreement, investor relations services agreement and other agreements. The members of the Fund's Contract Review Committee are Messrs. David L. Elsum, Neville J. Miles and William J. Potter.

The Board of Directors also has a standing Nominating Committee, composed entirely of Independent Directors. The Nominating Committee considers candidates for service as Fund Directors and remuneration to be paid to Fund Directors. The Nominating Committee does not consider nominees recommended by security holders. The members of the Fund's Nominating Committee are Messrs. Neville J. Miles, William J. Potter and John T. Sheehy.

During the Fund's fiscal year ended October 31, 2002, the Board of Directors held four meetings, the Audit and Valuation Committee held two meetings, the Contract Review Committee held no meetings, and the Nominating Committee held three meetings. Each of the Directors then in office attended at least 75% of the aggregate number of meetings of the Board of Directors and of all the Committees of the Board on which he served.

Compensation of Directors and Certain Officers

The following table sets forth information regarding compensation of Directors by the Fund and by the fund complex of which the Fund is a part for the fiscal year ended October 31, 2002. Officers of the Fund and Directors who are interested persons of the Fund do not receive any compensation directly from the Fund or any other fund in the fund complex for performing their duties as officers or Directors, respectively. In the column headed "Total Compensation From Fund and Fund Complex Paid to Directors," the number in parentheses indicates the total number of boards in the fund complex on which the Director serves or served at any time during the fiscal year ended October 31, 2002. In June 2001, the Board of Directors, upon the recommendation of the Fund's Nominating Committee, approved an increase in the fees payable to each Independent Director of the Fund from a $13,750 per year retainer fee, a fee of $1,000 per meeting for attendance at in-person Board meetings, and a fee of $1,000 per meeting for attendance at telephonic Board meetings, to an aggregate fee of $21,000 per year. Members of the Fund's Audit and Valuation Committee, Contract Review Committee, and Nominating Committee receive a fee of $500 per committee meeting attended, and the Chairman of each of these Committees receives an additional fee of $500 per committee meeting attended.

Compensation Table
Fiscal Year Ended October 31, 2002
Name of Director	Aggregate Compensation From Fund	Pension or Retirement Benefits Accrued As Part of Fund Expenses	Estimated Annual Benefits Upon Retirement	Total Compensation From Fund and Fund Complex Paid to Directors
Anthony E. Aaronson	$16,000	N/A	N/A	$37,000(2)
David Lindsay Elsum	$15,500	N/A	N/A	$52,000(3)
Chris Fishwick*	$ 0	N/A	N/A	$ 0(1)
Laurence S. Freedman	$ 0	N/A	N/A	$ 0(2)
Howard A. Knight	$15,000	N/A	N/A	$35,000(2)
Neville J. Miles	$20,000	N/A	N/A	$66,500(3)
Peter O'Connell	$15,000	N/A	N/A	$35,000(2)
William J. Potter	$17,500	N/A	N/A	$61,500(3)
Sir David Rowe-Ham;	$11,000	N/A	N/A	$23,000(2)
Peter D. Sacks	$16,000	N/A	N/A	$55,000(3)
John T. Sheehy	$19,500	N/A	N/A	$63,000(3)
Hugh Young	$ 0	N/A	N/A	$ 0(1)

______________________
Mr. Fishwick resigned from the Board of Directors effective September 12, 2002.

Sir David Rowe-Ham resigned from the Board of Directors effective August 1, 2002.

Mr. Freedman is paid consulting fees by the Fund's Investment Manager equal to the fees paid to Independent Directors of funds in the fund complex of which Mr. Freedman is a director. For the fiscal year ended October 31, 2002, the amount of the consulting fees paid to Mr. Freedman was an aggregate of $32,000 with respect to the two funds of which Mr. Freedman is a director in the fund complex, of which $16,000 was paid with respect to the Fund.

Section 16(a) Beneficial Ownership Reporting Compliance. Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") and Section 30(h) of the 1940 Act, as applied to the Fund, require the Fund's officers, Directors, the Investment Manager and Investment Adviser, affiliates of the Investment Manager or Investment Adviser, and persons who beneficially own more than 10% of a registered class of the Fund's outstanding securities ("Reporting Persons") to file reports of ownership of the Fund's securities and changes in such ownership with the SEC and the American Stock Exchange. Such persons are required by SEC regulations to furnish the Fund with copies of all such filings.

Based solely on its review of the copies of such forms received by it and written representations from certain Reporting Persons that no year-end reports were required for those persons, and except as provided in the following sentence, the Fund believes that during the fiscal year ended October 31, 2002, its Reporting Persons complied with all applicable filing requirements. Mr. Neville Miles filed a Form 5 Annual Statement of Beneficial Ownership subsequent to the 45 day period specified in the Form.

Relationship of Directors or Nominees with the Investment Adviser and the Investment Manager

Mr. Hugh Young, a Director and President of the Fund, also serves as a director of the Investment Manager and the Investment Adviser. Mr. Young is a shareholder of Aberdeen Asset Management PLC.

Under the terms of an Investor Relations Services Agreement, Aberdeen Fund Managers, Inc. (doing business under the name Aberdeen Asset Management Inc.), an affiliate of the Investment Manager and the Investment Adviser, provides investor relations services to the Fund for a monthly retainer of $5,000, plus out-of-pocket expenses.

On December 22, 2000, all of the shares of the Investment Manager, of the parent of the Investment Adviser, and of EquitiLink International (Channel Islands) Limited ("EICIL") were transferred to Aberdeen Asset Management PLC, pursuant to a Share Sale Agreement between Aberdeen on the one side, and entities of which Messrs. Laurence S. Freedman and Brian M. Sherman are the principal shareholders, and the shareholders of EICIL, on the other side. Total consideration for the sale was US $80 million, subject to certain adjustments. The consideration was paid in a combination of cash and preference shares issued by Aberdeen. At the time of the execution of the Share Sale Agreement, Messrs. Freedman and Sherman were Directors and the principal shareholders of the Investment Manager, and also served as, respectively, Joint Managing Director, and Joint Managing Director and Chairman, of the Investment Adviser. In connection with this sale, Messrs. Freedman and Sherman resigned as Joint Managing Directors of the Investment Adviser and as Directors of the Investment Manager.

INFORMATION REGARDING INDEPENDENT ACCOUNTANTS

The Board of Directors of the Fund, upon recommendation of the Audit and Valuation Committee, has selected PricewaterhouseCoopers LLP, independent accountants, to audit the financial statements of the Fund for the fiscal year ending October 31, 2003.

During the fiscal year ended October 31, 2002, the fees for services rendered by PwC were:
Audit Fees	Financial Information Systems Design and Implementation Fees	All Other Fees*
$72,685	$None	$12,000

* This amount includes fees for services rendered by PwC to the Fund, the Investment Manager and Investment Adviser, and entities controlling, controlled by, or under common control with, the Investment Manager and Investment Adviser that provide services to the Fund.

The Audit and Valuation Committee of the Fund has reviewed information presented by the Fund's independent accountants that addressed the matters set forth in Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and considered whether the provision of non-audit services to the Fund and of professional services to the Fund's adviser and to entities controlling, controlled by, and under common control with, the Fund's adviser that provide services to the Fund is compatible with maintaining the independence of the Fund's independent accountants.

Representatives from PwC are expected to be present at the Meeting and will have the opportunity to respond to questions from stockholders and to make a statement if they so desire.

The Fund knows of no direct or indirect interest of PwC in the Fund.

ADDITIONAL INFORMATION

Administrator. The Fund's administrator is Prudential Investments LLC, Gateway Center 3, 100 Mulberry Street, Newark, NJ 07102.

Expenses. The expense of preparation, printing and mailing of the enclosed WHITE proxy card and accompanying Notice and Proxy Statement will be borne by the Fund. The Fund will reimburse banks, brokers and others for their reasonable expenses in forwarding proxy solicitation material to the beneficial owners of the shares of the Fund. In order to obtain the necessary quorum at the Meeting, supplementary solicitation may be made by mail, telephone, telegraph or personal interview. Such solicitation may be conducted by, among others, officers, Directors and employees of the Fund, the Investment Manager, the Investment Adviser or State Street Bank and Trust Company, the Transfer Agent of the Fund. Georgeson Shareholder Communications Inc. ("Georgeson") will be retained to assist in the solicitation of proxies. Georgeson will be paid approximately $90,000 by the Fund and the Fund will reimburse Georgeson for its related expenses.

Solicitation and Voting of Proxies. Solicitation of proxies is being made primarily by the mailing of this Proxy Statement with its enclosures on or about [insert date], 2003. As mentioned above, Georgeson will be engaged to assist in the solicitation of proxies. As the meeting date approaches, certain stockholders of the Fund may receive a call from a representative of Georgeson if the Fund has not yet received their vote. Authorization to permit Georgeson to execute proxies may be obtained by telephonic or electronically transmitted instructions from stockholders of the Fund. Proxies that are obtained telephonically will be recorded in accordance with procedures that Management of the Fund believes are reasonably designed to ensure that the identity of the stockholder casting the vote is accurately determined and that the voting instructions of the stockholder are accurately determined.

If a stockholder wishes to participate in the Meeting, but does not wish to give a proxy by telephone, fax or internet, such stockholder may still submit the WHITE proxy card originally sent with the Proxy Statement or attend in person. Any proxy given by a stockholder, whether in writing, by telephone, fax or via the internet, is revocable. A stockholder may revoke the accompanying proxy or a proxy given telephonically, by fax or via the internet at any time prior to its use by submitting a properly executed, subsequently dated proxy, giving written notice to the Secretary of the Fund, or by attending the meeting and voting in person.

Corporate Governance. The Fund is a Maryland corporation subject to the provisions of the Maryland General Corporation Law. The Fund's day-to-day operations and the requirements as to the place and time, conduct, and voting, at a meeting of the stockholders are governed by the Fund's charter and bylaws, the provisions of the Maryland General Corporation Law, and the provisions of the 1940 Act. Any stockholder who would like a copy of the Fund's charter or bylaws may obtain a copy from the SEC (www.publicinfo@sec.gov) or the Fund.

Beneficial Ownership; Change of Control. To the best of the Fund's knowledge, based upon filings made with the SEC, as of January 2, 2003, the only beneficial owner of more than five percent of the voting securities of the Fund was:
Title of Class	Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
Common Stock, par value $0.01 per share	Bankgesellschaft Berlin AG Alexanderplatz 2 D-10178 Berlin, Germany	5,374,949	32.0%

According to reports on Schedule 13D filed with the SEC on October 31, 2002, November 5, 2002, and December 23, 2002 by Bankgesellschaft Berlin AG (the "Bank"), the Bank owns an aggregate of 5,374,949 shares of common stock of the Fund. According to these reports, the Bank acquired 5,348,149 shares from Mira, L.P. ("Mira") in a private transaction, and the Bank subsequently acquired an additional 22,200 shares. These reports indicate that the source of the funds used by the Bank to purchase these shares was working capital, and the amount of the funds used to purchase such shares aggregated approximately $27,637,985 (exclusive of commissions).

The Fund has received notice from the Bank, as a dissident stockholder (the "Dissident Stockholder"), that the Dissident Stockholder proposes to submit at the Meeting: (i) the nomination of four individuals to serve as Class III Directors; (ii) a proposal to terminate the Management Agreement between the Fund and the Investment Manager, (iii) a proposal to terminate the Investment Advisory Agreement between the Fund and the Investment Adviser; and (iv) a proposal to urge the Board of Directors to amend the Fund's charter to change the name of the Fund. The Fund believes that the Dissident Stockholder will distribute its own proxy solicitation materials to stockholders. The Fund's Directors believe that the Dissident Stockholder will attempt to solicit your vote for the purpose, among other things, of electing directors who will serve the interests of the Dissident Stockholder, rather than the interests of all stockholders of the Fund. The Dissident Stockholder, which according to its report on Schedule 13D filed with the SEC, acquired its shares of the Fund within the past three months, is a short-term profit seeker in a fund whose principal investment objective is long-term capital appreciation, through investment primarily in equity securities of Australian companies listed on the Australian Stock Exchange. The Fund's Directors believe that the Dissident Stockholder will nominate candidates for positions on the Board of Directors to further the Dissident Stockholder's own agenda, which may include objectives unrelated and counter to the Fund's investment objectives and policies, and which could result in substantial harm to the Fund. The Fund's Board of Directors has considered each of the Dissident Stockholder's proposals and believes that these proposals are not in the best interests of the Fund or its stockholders. The Fund's Board of Directors unanimously recommends that stockholders vote AGAINST all proposals submitted by the Dissident Stockholder at the Meeting. THE BOARD OF DIRECTORS URGES YOU NOT TO SIGN ANY PROXY CARD BANKGESELLSCHAFT BERLIN AG MAY SEND YOU.

Stockholder Proposals. If a stockholder intends to present a proposal at the Annual Meeting of Stockholders of the Fund to be held in 2004 and desires to have the proposal included in the Fund's proxy statement and form of proxy for that meeting, the stockholder must deliver the proposal to Secretary of the Fund at the office of the Fund, Gateway Center 3, 100 Mulberry Street, Newark, New Jersey 07102, and such proposal must be received by the Secretary no later than [date], 2003.

Stockholders wishing to present proposals at the Annual Meeting of Stockholders of the Fund to be held in 2004 which they do not wish to be included in the Fund's proxy materials must send written notice of such proposals to the Secretary of the Fund at the office of the Fund, Gateway Center 3, 100 Mulberry Street, Newark, New Jersey 07102, and such notice must be received by the Secretary no sooner than November 21, 2003 and no later than December 21, 2003 in the form prescribed from time to time in the Fund's bylaws.

FINANCIAL STATEMENTS

The financial statements contained in the Fund's Annual Report to stockholders for the fiscal year ended October 31, 2002 are incorporated by reference into this proxy statement.

OTHER BUSINESS

The Board of Directors knows of no business to be brought before the Meeting other than as set forth above. If, however, any other matters properly come before the Meeting, it is the intention of the persons named on the enclosed WHITE proxy card to vote such proxies on such matters in accordance with their best judgment.

By Order of the Board of Directors,

Roy M. Randall, Secretary

Gateway Center 3
100 Mulberry Street
Newark, New Jersey 07102
[Date], 2003

APPENDIX A

The form of proposed amendment to the Fund's Articles of Incorporation is set forth below:

FIFTH: Stock.

(1) Authorized Shares. The total number of shares of stock which the Corporation has authority to issue is 50,000,000 shares, consisting of 20,000,000 shares of common stock, $.01 par value per share ("Common Stock"), and 30,000,000 shares of Preferred Stock, $.01 par value per share ("Preferred Stock"). The aggregate par value of all shares of stock of the Corporation having a par value is $500,000. If shares of one class of stock are classified or reclassified into shares of another class of stock pursuant to this Article FIFTH, the number of authorized shares of the former class shall be automatically decreased and the number of shares of the latter class shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of stock of all classes that the Corporation has authority to issue shall not be more than the total number of shares of stock set forth in the first sentence of this paragraph.

(2) Preemptive Rights. Stockholders shall not have preemptive rights to acquire any shares of the Corporation's stock.

(3) Common Stock. Subject to the Investment Company Act of 1940, as amended, and the voting rights of any holders of any class or series of stock hereafter designated pursuant to paragraphs (4) and (5) of this Article FIFTH, each share of Common Stock shall entitle the holder thereof to one vote.

(4) Preferred Stock. The Board of Directors may classify any unissued shares of Preferred Stock and reclassify any previously classified but unissued shares of Preferred Stock of any series from time to time, in one or more classes or series of stock.

(5) Classified or Reclassified Shares. Prior to issuance of classified or reclassified shares of any class or series, the Board of Directors by resolution shall: (a) designate that class or series to distinguish it from all other classes and series of stock of the Corporation; (b) specify the number of shares to be included in the class or series; (c) set or change, subject to the express terms of any class or series of stock of the Corporation outstanding at the time, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series; and (d) cause the Corporation to file articles supplementary with the State Department of Assessments and Taxation of Maryland ("SDAT"). Any of the terms of any class or series of stock set or changed pursuant to this paragraph (5) of this Article FIFTH may be made dependent upon facts or events ascertainable outside the charter (including determinations by the Board of Directors or other facts or events within the control of the Corporation) and may vary among holders thereof, provided that the manner in which such facts, events or variations shall operate upon the terms of such class or series of stock is clearly and expressly set forth in the articles supplementary filed with the SDAT.

APPENDIX B

Aberdeen Australia Equity Fund, Inc.
 Audit and Valuation Committee

AUDIT CHARTER

Mission

The mission of the Audit and Valuation Committee (the "Committee") of Aberdeen Australia Equity Fund, Inc. (the "Fund"), under this Audit Charter, is to oversee the Fund's accounting and financial reporting policies and practices, its internal controls and, as appropriate, the internal controls of certain service providers, and to oversee the quality and objectivity of the Fund's financial statements and the independent audit thereof. The Committee will also report to the Board of Directors (the "Board"), if necessary, any relationships between the auditor and the Fund, or any other relationships, which come to the Committee's attention that may adversely affect the independence of the auditor.

The function of the Committee is to provide oversight; it is the responsibility of the Fund and the Fund's investment manager and investment adviser to maintain appropriate systems for accounting and internal control, and it is the responsibility of the Fund's independent auditors to plan and carry out a proper audit. The independent auditors are directly accountable to the Committee.

Committee Membership

The Committee shall be composed of at least three members. Each member must have been determined not to be an "interested person" (as that term is defined in Section 2(a)(19) of the Investment Company Act of 1940, as amended ("1940 Act")) of the Fund (an "Independent Director") and, in addition, each member shall have the additional qualifications indicated below. The President of the Fund, although not a member of the Committee, will nonetheless be expected to have a significant role in assisting the Committee to discharge its responsibilities, including ensuring adequate access to, and support from, the staff of the Fund's investment manager, Aberdeen Asset Managers (C.I.) Limited (the "Manager"), and the staff of the Fund's investment adviser, Aberdeen Asset Management Limited (the "Adviser").

Qualifications of Committee Members

1.  Members of the Committee may not be officers of the Fund and should be free of any relationships that would interfere with the exercise of independent judgment. A director with any of the following relationships will not be considered independent for this purpose:

A.    Employment by the Fund or any of its affiliates for the current year or any of the past three years;

B.    Acceptance of any compensation from the Fund or any of its affiliates in excess of $60,000 during the previous fiscal year, other than compensation for board service, benefits under a tax-qualified retirement plan, or non-discretionary compensation;

C.    Member of the immediate family of an individual who is, or has been in any of the past three years, employed by the Fund or any of its affiliates as an executive officer. Immediate family includes a person's spouse, parents, children, siblings, mothers and fathers-in-law, brothers and sisters-in-law, sons and daughters-in-law, and anyone who resides in such person's home;

D.    Partnership in, or being a controlling shareholder or an executive officer of, any for-profit business organization to which the Fund made, or from which the Fund received, payments (other than those arising solely from investments in the Fund's securities) that exceed 5% of the Fund's gross income for that year, or $200,000, whichever is more, in any of the past three years; or

E.    Employment as an executive of another entity where any of the Fund's executives serve on that entity's compensation committee.

2.    One member of the Committee may be a non-independent director, under exceptional and limited circumstances, if the Board determines that membership on the Committee by that non-independent director is required in the best interests of the Fund and its shareholders. To be eligible for this consideration, the non-independent director may not be a current employee or immediate family member of an employee of the Fund. If such a determination is made, the Board must disclose, in the Fund's next annual proxy statement subsequent to making the determination, the nature of the relationship and the reasons for that determination.

3.    Each member of the Committee must be able to read and understand basic financial statements, including the Fund's balance sheet, income statement and statement of cash flows, or must become able to do so within a reasonable period of time after his or her appointment to the Committee. At least one member of the Committee must have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which result in that individual's having financial sophistication, including, but not limited to, being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

4.    Unless exempted by order of the SEC, each member of the Committee may not, other than in his or her capacity as a member of the Committee, the Board, or any other committee of the Board accept any consulting, advisory, or other compensatory fee from the Fund.

5.    If at least one member of the Committee is not a "financial expert" (as that term is defined in the rules and regulations of the SEC), the Fund's periodic reports shall disclose the reason why.

Duties and Powers

To carry out its mission under this Audit Charter, the Committee shall, to the extent it deems appropriate, carry out the following functions:

1.    To recommend annually to the Board the selection, retention or termination of independent auditors and, in connection therewith, to evaluate the independence of the auditors, including whether the auditors provide any consulting, auditing or tax services to the Manager or the Adviser, and to receive the auditors' specific representations as to their independence, delineating all relationships between the auditor and the Fund, consistent with Independence Standards Board ("ISB") Standard No. 1. The Committee is responsible for actively engaging in a dialogue with the auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the auditor and for taking, or recommending that the full Board take, appropriate action to oversee the independence of the outside auditor;
______________________________
1  ISB Standard No. 1 requires the auditor to annually: (1) disclose to the Committee, in writing, all relationships between the auditor and its related entities and the Fund and its related entities that in the auditor's professional judgment may reasonably be thought to bear on independence; (2) confirm in the letter that, in its professional judgment, it is independent of the Fund within the meaning of the Securities Acts administered by the SEC; and (3) discuss the auditor's independence with the audit committee.

2.    To review in advance, and consider approval of, any and all proposals by management of the Fund or the Manager or the Adviser that the Fund, the Manager or the Adviser, or their affiliated persons, employ the independent auditor to render "permissible non-audit services" to the Fund and to consider whether such services are consistent with the independent auditor's independence. The Committee may delegate to one or more of its members ("Delegates") authority to pre-approve permissible non-audit services to be provided to the Fund. Any pre-approval determination of a Delegate shall be presented to the full Committee at its next meeting. The Committee shall communicate any pre-approval made by it or a Delegate to the Fund's Manager, who will ensure that the appropriate disclosure is made in the Fund's periodic reports required by Section 13(a) of the Securities Exchange Act of 1934, as amended, and other documents as required under the federal securities laws;

3.    To recommend new independent auditors, should it prove necessary, subject to ratification by the Board and shareholder approval, if required;

4.    To review, in advance and in consultation with the independent auditor, the staffing of the audit of the Fund's financial statements and obtain from the independent auditors a written representation that they have appointed a lead auditor and/or review partner who has not acted in such capacity for the Fund in each of the Fund's previous five fiscal years;

5.    To meet with the Fund's independent auditors, including private meetings, as necessary (i) to review the arrangements for and scope of the annual audit and any special audits, and the fees proposed to be charged in connection with such services, (ii) to discuss any matters of concern relating to the Fund's financial statements, including any adjustments to such statements recommended by the auditors, or other results of said audit(s), including matters required to be discussed by the Statements on Auditing Standards ("SAS") No. 61, (iii) to consider the auditors' comments with respect to the Fund's financial policies, procedures and internal accounting controls and management's responses thereto, (iv) to review the form of opinion the auditors propose to render to the Board and shareholders, and (v) to review the performance of the auditor;
______________________________
2  "Permissible non-audit services" include any professional services, including tax services, provided to the Fund by the independent auditor, other than those provided to the Fund in connection with an audit or a review of the financial statements of the Fund. Permissible non-audit services may not include: (i) bookkeeping or other services related to the accounting records or financial statements of the Fund; (ii) financial information systems design and implementation; (iii) appraisal or valuation services, fairness opinions or contribution-in-kind reports; (iv) actuarial services; (v) internal audit outsourcing services; (vi) management functions or human resources; (vii) broker or dealer, investment adviser or investment banking services; (viii) legal services and expert services unrelated to the audit; and (ix) any other service the Public Company Accounting Oversight Board determines, by regulation, is impermissible.

3  Pre-approval by the Committee of any permissible non-audit services is not required so long as: (i) the aggregate amount of all such permissible non-audit services provided to the Fund constitutes not more than 5% of the total amount of revenues paid by the Fund to its auditor during the fiscal year in which the permissible non-audit services are provided; (ii) the permissible non-audit services were not recognized by the Fund at the time of the engagement to be non-audit services; and (iii) such services are promptly brought to the attention of the Committee and approved by the Committee or its Delegate(s) prior to the completion of the audit.

6.    To consider the effect upon the Fund of any changes in accounting principles or practices proposed by management or the auditors;

7.    To consider, in consultation with the independent auditor, (i) material questions of choice with respect to appropriate accounting principles and practices to be used in the preparation of the financial statements of the Fund and the effect upon the Fund of any proposed changes in accounting principles or practices, (ii) all critical accounting policies and practices to be used; (iii) all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management officials of the Fund, the ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditors; (iv) reasons for major year-to-year variations in financial statements; (v) reports of any significant accounting accruals, reserves, estimates made by management, and provisions for contingent liabilities; and (vi) any other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

8.    To review the fees charged by the auditors for audit and permissible non-audit services;

9.    To review the Fund's system of internal controls, including (i) the security of tangible and intangible Fund assets and the security of computer systems and facilities; (ii) instances of employee defalcation and violations of the Code of Ethics and other Fund policies and procedures; and (iii) reports from Fund legal counsel with respect to compliance with laws and regulations, significant litigation, and possible impact on financial results;

10.    To establish rules and procedures necessary for the Committee to fulfill its responsibilities and conduct its business;

11.    To investigate improprieties or suspected improprieties in Fund operations, as they are presented to the Committee or brought to the attention of the Committee;

12.    To review the Fund's tax compliance and status, including the status of the Fund's position relative to tax audits and significant issues disputed by tax authorities;

13.    To investigate matters brought to its attention within the scope of its duties;
______________________________
4  SAS 61 requires independent auditors to communicate certain matters related to the conduct of an audit to those who have responsibility for oversight of the financial reporting process, specifically the audit committee. Among the matters to be communicated to the audit committee are: (1) methods used to account for significant unusual transactions; (2) the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus; (3) the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditor's conclusions regarding the reasonableness of those estimates; and (4) disagreements with management over the application of accounting principles, the basis for management's accounting estimates, and the disclosures in the financial statements.

14.    To develop, establish and periodically review procedures for: (i) the receipt, retention and treatment of complaints received by the Fund from any source regarding accounting, internal accounting controls, or auditing matters; and (ii) the confidential, anonymous submission by employees of the Fund or its service providers of concerns regarding questionable accounting or auditing matters related to the Fund;

15.    To assure that all its actions are recorded in minutes of its meetings and maintained with the Fund's records; and

16.    To report its activities to the full Board on a regular basis and to make such recommendations with respect to the above and other matters as the Committee may deem necessary or appropriate

Other Powers and Responsibilities

1.    The Committee normally shall meet in person twice yearly, in June and December, prior to the meetings of the full Board, and may meet at such other time or times as the Committee or Board may determine appropriate or necessary, and is empowered to hold special meetings as circumstances require.

2.    Each December, the Committee shall make a report indicating whether the Committee (i) reviewed and discussed the financial statements with management; (ii) discussed the matters required by SAS 61, as modified or supplemented; and (iii) received from the auditors the letter and written disclosure required by ISB Standard No. 1, and discussed with the auditors their independence. The Committee's report should also indicate whether the Committee, based on its review and its discussions with management and the auditors, recommends to the Board that the financial statements be included in the Fund's annual report for the last fiscal year.

3.    The Fund's officers shall provide, or arrange to provide, such information, data and service as the Committee may request. The Committee shall conduct interviews or discussions as it deems appropriate with personnel of the Fund, and/or others whose views would be considered helpful to the Committee. The Committee may ask management and representatives of the service providers to attend meetings as necessary.

4.    The Committee shall have the resources and authority appropriate to discharge its responsibilities, including authority to engage legal counsel and to retain experts or other persons with specific competence at the expense of the Fund.

5.    The Committee shall review this Charter at least annually and recommend any changes to the full Board of Directors.

December 11, 2002

PROXY

ABERDEEN AUSTRALIA EQUITY FUND, INC.

THIS PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Annual Meeting of Stockholders -- March 20, 2003

The undersigned stockholder of Aberdeen Australia Equity Fund, Inc., a Maryland corporation (the "Fund"), hereby appoints Beverley Hendry, William J. Potter, and Timothy Sullivan, or any of them, with full power of substitution in each of them, to attend the Annual Meeting of Stockholders of the Fund to be held at Dryden Hall, 7th Floor, Plaza Building, 751 Broad Street, Newark, New Jersey on Thursday March 20, 2003, at 9:30 a.m. (Eastern time), and any adjournment or postponement thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Stockholders and of the accompanying Proxy Statement and revokes any proxy heretofore given with respect to such meeting.

The votes entitled to be cast by the undersigned will be cast as instructed on the reverse side hereof. If this Proxy is executed but no instructions are given, the votes entitled to be cast by the undersigned will be cast "FOR" each of the nominees for director (Proposal 1), "FOR" Proposals 2, 3, 4(A) and 4(B), "AGAINST" Proposal 5 and in the discretion of the Proxy holder on any other matter that may properly come before the meeting or any adjournment or postponement thereof.

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PLEASE VOTE, DATE AND SIGN ON THE REVERSE SIDE AND
RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

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HAS YOUR ADDRESS CHANGED?                                                     DO YOU HAVE ANY COMMENTS?

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Instructions for Authorizing Your Proxy

Aberdeen Australia Equity Fund, Inc. offers shareholders of record four alternative ways of authorizing proxies:

TELEPHONE       Available only until 5:00 p.m. Eastern Daylight Time March 19, 2003.

  On a touch-tone telephone, call TOLL FREE 1-877-260-0388, 24 hours a day, 7 days a week
  You will be asked to enter ONLY the Control Number shown below
  Have your proxy card ready, then follow the prerecorded instructions
  Your voting instructions will be confirmed and cast as you directed
FAX
  Simply fax your completed and signed proxy card (both front and back sides) to 1-212-440-9009

INTERNET         Available only until 5:00 p.m. Eastern Daylight Time March 19, 2003.
  Visit the Internet voting Website at http://proxy.georgeson.com
  Enter the COMPANY NUMBER AND CONTROL NUMBER shown below and follow the instructions on your screen
  You will incur only your usual Internet charges

MAIL

  Simply sign and date your proxy card and return it in the postage-paid envelope

                                            COMPANY NUMBER                        CONTROL NUMBER

TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE

(X) PLEASE MARK VOTES
AS IN THIS EXAMPLE

THE BOARD OF DIRECTORS RECOMMENDS THAT THE FUND'S STOCKHOLDERS VOTE "FOR" PROPOSALS 1, 2, 3, 4(A) AND 4(B), EACH AS MORE FULLY DESCRIBED IN THE PROXY STATEMENT.

(1)         Election of the following four nominees to serve                                                 For                          Withhold
              as Class III Directors for three-year terms and                                                      / /                                    / /
              until their successors are duly elected and qualify:
              Laurence S. Freedman, David L.Elsum
              Peter J. O'Connell and William J. Potter

You may withhold authority to vote for any individual nominee or nominees by marking the FOR box and striking out the name of any such nominee. Your shares will be voted for the remaining nominee(s).

(2)         Proposal to amend the Fund's charter to increase                                               For                Against                Abstain
              the number of authorized shares of stock, to authorize an                                 / /                     / /                          / /
              undesignated class of preferred stock and to authorize
             the Board of Directors to classify and reclassify shares
             of preferred stock

(3)          Proposal to amend the Fund's fundamental                                                        For                Against                Abstain
               borrowing policy                                                                                                      /  /                     / /                          / /

(4)(A)    Proposal to amend the Fund's Management Agreement                                  For                Against                Abstain
               to provide that fees paid thereunder to the Investment                                    / /                      / /                          / /
              Manager will be based on all managed assets

(4)(B)    Proposal to amend the Fund's Investment Advisory                                         For                Against                Abstain
             Agreement to provide that fees paid thereunder to the                                       / /                     / /                          / /
             Investment Adviser will be based on all managed assets

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" PROPOSAL 5, AS MORE FULLY DESCRIBED IN THE PROXY STATEMENT.

(5)        Stockholder proposal that the stockholders of the Fund                                   For                  Against                 Abstain
            ask the Board of Directors to consider taking the steps                                      / /                      / /                            / /
            necessary to convert the Fund to an open-end fund or
            otherwise permit stockholders to realize net asset value
            for their shares.

The undersigned authorizes the Proxy holder to vote and otherwise represent the undersigned on any other matter that may properly come before the meeting or any adjournment or postponement thereof in the discretion of the Proxy holder.

NOTE: Please sign as name appears herein. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, officer of corporation or other entity or in another representative capacity, please give the full title under the signature.

________________________________________________
Signature

________________________________________________
Signature (if held jointly)

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Date